  EXHIBIT 16.1

January 17, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: ABV Consulting, Inc.

File Ref No: 333-198567

We have read the statements of ABV Consulting, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated January 17, 2017 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Registrant’s Certifying Accountant,” of the Current Report on Form 8-K of ABV Consulting, Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/ Liggett & Webb, P.A.

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida